Exhibit 99

Trico Marine Announces Financing Arrangement With GE Commercial Equipment Financing

HOUSTON, Oct. 4 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today that Trico and GE Commercial Equipment Financing have entered into an agreement that will provide approximately $11.4 million of funding for the marine services company.

Under the operating lease arrangement, GE will pay Trico approximately $11.4 million for three 155-foot crew boats currently being built for the company by Gulf Craft, Inc. Upon the completion of each vessel, GE will charter the vessels to Trico. The charters will have 10-year terms and include options for Trico to purchase the vessels after eight years at specified prices, and also at the end of the 10-year term for their fair market value. Shipyard deliveries of the vessels are expected in October and December 2002, and January 2003.

Trico also announced that it has entered into an amendment to its $45 million U.S. bank credit facility to revise certain financial covenants. As a result of the amendment, Trico expects to be able to continue to comply with the financial covenants in the facility during current market conditions.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.